EXHIBIT 99.1

October 18, 2018

To: Directors and Executive Officers of PVH Corp.

Re: Notice of Blackout Period

The purpose of this notice is to inform you of a "blackout period" under the PVH Associates Investment Plan, the PVH Associates Investment Plan for Residents of the Commonwealth of Puerto Rico and the PVH Supplemental Savings Plan (the "Plans"), during which you will be prohibited from engaging in transactions involving equity securities of PVH Corp. (the "Company") acquired in connection with your service as a director or employment as an executive officer of the Company. We are required to provide this notice to you under Rule 104 of Regulation BTR promulgated by the U.S. Securities and Exchange Commission pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002.

Reason for the Blackout Period

The blackout period is being imposed to allow for the transfer of administrative records in connection with a change in record keepers for the Plans.

Length of Blackout Period

The blackout period will begin at 4:00 P.M. Eastern Time on November 19, 2018 and will end the week of December 9, 2018.  Directors, executive officers, security holders and other interested persons may obtain, without charge, the actual beginning and ending dates of the blackout period by contacting Mark D. Fischer, Executive Vice President and General Counsel at (212) 381-3509 or in writing at 200 Madison Avenue, New York, New York 10016.

Impact on Plan Participant Rights

During the Blackout Period, Plan participants will have limited access to their accounts, and will be unable to check their account balances, transfer or diversify their investments or obtain a loan, withdrawal or distribution from their Plan accounts.

Restrictions on Directors and Executive Officers During the Blackout Period

During the blackout period, directors and executive officers of the Company will be subject to the trading restrictions imposed under Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR. These restrictions generally prohibit the direct or indirect purchase, sale, or other acquisition or transfer of any equity security of the Company acquired in connection with your service as a director or employment as an executive officer of the Company. Please note that "equity securities" is defined broadly to include not only the Company's common stock, but also stock options and other derivatives. Covered transactions are not limited to those involving your direct ownership, but also include any transaction in which you have a pecuniary interest, such as transactions by immediate family members living in your household.

Questions or Additional Information

If you have questions regarding this notice, the blackout period, or the restrictions described above, please contact Mark D. Fischer, Executive Vice President and General Counsel at (212) 381-3509 or in writing at 200 Madison Avenue, New York, New York 10016.